EXHIBIT 10.39
                                                                   -------------



                              EMPLOYMENT AGREEMENT

         This employment agreement (this "Agreement"), entered into on September 10, 2002 and effective as of July 22, 2002 (the "Effective Date"), is entered into between Foamex International Inc., a Delaware corporation (the "Company"), and Virginia Kamsky ("Executive").

         WHEREAS, the Company is contemplating the possibility of a public offering of securities (the "Offering") of a subsidiary, tentatively known as Symphonex Inc. ("Newco"), which will comprise when fully organized certain of the Company's existing business groups, including the Technical Products Group of Foamex L.P. (the "TPG"), Foamex Asia Inc. ("Foamex Asia") and the Micro Fuel Cell Division of the Company (the "MFCD") (the "TPG, "Foamex Asia" and the "MFCD" being referred to herein collectively as the "Divisions"); and

         WHEREAS, it is contemplated that prior to the Offering the Company will assign all of its duties and obligations under this Agreement to Newco and that the Company will have no further obligations to Executive under this Agreement thereafter, except as otherwise explicitly provided herein; and

         WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive's employment with the Company and Newco in this Agreement.

         NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I.

                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

EMPLOYMENT. Executive shall be employed as Chairman and Chief Executive Officer of each of the Divisions and Newco and the Company shall use its best efforts during the Term to cause Executive to be elected and maintained as a director of Newco. Executive hereby accepts such employment on the terms and subject to the conditions hereinafter set forth. Executive agrees to devote substantially all of her business time and efforts to the performance of her duties hereunder; PROVIDED, HOWEVER, the foregoing shall not prevent Executive from (i) devoting a reasonable amount of her time to supervising the operation and directly handling the potential disposition of her consulting business, KAI Associates, Inc. ("KAI" and in the event KAI is acquired by Newco or any of the Divisions, for purposes hereof KAI shall then also be a "Division"); (ii) engaging in charitable and civic activities; or (iii) serving as a director of corporations and/or charitable organizations, so long as, in the case of such activities described in clauses (ii)-(iii), such activities do not individually or in the aggregate interfere in any material respect with the performance by Executive of her duties hereunder. Executive shall perform her duties primarily at the Company office in New York City and/or at KAI's offices in New York City, as Executive may determine; PROVIDED, HOWEVER, that Executive understands and agrees that the Company may require her to travel away from such office(s) as may be reasonably required to fulfill her duties hereunder.


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         1.1.     DUTIES AND RESPONSIBILITIES. Executive shall (a) have such duties and responsibilities as are consistent with her position as Chairman and Chief Executive Officer of each of the Divisions and Newco, and (b) have such other duties and responsibilities as are consistent with said titles as may be assigned to Executive from time to time by the Board of Directors of the Company (the "Board") or prior to an IPO (as defined in Exhibit B hereto) by the Chairman of the Board of the Company (subject in each case to the review and approval of the Board to the extent required). Executive shall report directly to the Board of Directors of Newco (the "Newco Board") following the IPO and prior to the IPO, Executive shall report directly to the Chairman of the Board of the Company.

                                  ARTICLE II.

                               TERM OF EMPLOYMENT

         2.1. TERM. Subject to earlier termination pursuant to Article V, the term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue through July 31, 2007.

                                  ARTICLE III.

                           COMPENSATION BENEFITS, ETC.

         3.1. SALARY, BENEFITS, ETC. As compensation and consideration for the performance by Executive of her obligations under this Agreement, during the Term Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

                  (a) SALARY. The Company shall pay Executive a base salary (the "Base Salary"), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at a rate of at least $400,000 per annum. The Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased from the rate then in effect, but not decreased.

                  (b) BENEFITS. Executive shall (i) be eligible to participate in employee health, pension and other benefit plans and arrangements on the same terms as other senior executives of the Company and (ii) receive the perquisites generally made available to senior executives of the Company. To the extent not prohibited by applicable law and where the terms of the applicable plans so permit, all period of service and other eligibility criteria for participating in such plans will be waived. In addition, at Executive's request the Company shall make charitable contributions as Executive may direct in respect of the entities set forth in Exhibit A (as such Exhibit A may be amended from time to time upon mutual agreement by Executive and the Company), in an aggregate annual amount not to exceed $100,000. In addition, during the Term the Company shall reimburse Executive for the costs of a personal financial adviser in an amount not to exceed $15,000 per annum.


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                  (c)      BONUS. Executive shall be eligible to earn a bonus
award (each an "Annual Bonus") in respect of each fiscal year of the Company in an amount up to one hundred fifty percent (150%) of Executive's Base Salary at the end of such fiscal year, which shall be based upon the level of attainment of Company performance goals for such fiscal year, as measured against a written set of reasonable performance criteria communicated to Executive for such fiscal year, with Executive's target bonus for each fiscal year during the Term other than the 2002 fiscal year equaling seventy-five percent (75%) of Executive's Base Salary for such fiscal year (the "Target Bonus"); PROVIDED, HOWEVER, that if this Agreement terminates on July 31, 2007, the Annual Bonus actually earned by Executive in respect of the 2007 fiscal year of the Company shall be prorated to reflect the portion of such fiscal year occurring prior to such termination and shall be payable at such time as such Annual Bonus would have been paid had such termination not recurred. Notwithstanding the foregoing, (i) Executive's Annual Bonus in respect of the 2002 fiscal year of the Company shall be not less than $150,000; and (ii) Executive's Annual Bonus, in respect of each fiscal year during the term other than the 2002 fiscal year shall be in an amount that is not less than sixty percent (60%) of Executive's Base Salary for such fiscal year (the "Guaranteed Bonus"). The Annual Bonus in respect of each fiscal year during the term shall be paid within 30 days after final determination by the Company of the amount payable, but in no event later than 100 days after the end of the fiscal year to which such Annual Bonus relates; PROVIDED, HOWEVER, that the minimum guaranteed bonus for the 2002 fiscal year and the Guaranteed Bonus for each subsequent fiscal year shall be paid no later than January 15th of the following year. In addition, Executive shall be eligible to receive a discretionary bonus in such amount, if any, as determined by the Compensation Committee of the Board in its sole discretion.

                  (d) VACATION. Executive shall be entitled to a paid vacation of not less than four (4) weeks per year, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers.

                  (e) SPECIAL INCENTIVE AWARD. The Company shall and hereby does, effective as of July 18, 2002 (the "Award Date"), make a special incentive award (the "Award") to Executive which shall consist of (i) the IPO Award, as described in and governed by Exhibit B hereto, and (ii) the Long-Term Award, as described in and governed by Exhibit C hereto, each of which exhibits is specifically made a part of this Agreement.

         3.2. EXPENSES. The Company shall reimburse Executive for reasonable business-related expenses incurred by her in connection with the performance of her duties hereunder during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

         3.3. SUPPORT. The Company shall provide Executive with the dedicated full-time services of a secretary and an assistant acceptable to her, which persons may, at the discretion of Executive, be current employees of KAI, in which case such persons will receive from the Company the same compensation and substantially comparable benefits to that which they currently receive from KAI, of which the material compensation and benefits are as described on Exhibit D hereto.


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                                  ARTICLE IV.

                                EXCLUSIVITY, ETC.

         4.1. EXCLUSIVITY. During the Term, Executive shall perform her duties, responsibilities and obligations hereunder to the best of her ability. Except as set forth in Section 1.1, Executive shall devote her entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term she will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 1.1 and Section 4.2(a)(ii). Executive agrees that all of her activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

         4.2. NON-COMPETITION. By executing this Agreement, Executive acknowledges and agrees that the services to be performed by her as an employee of the Company are services which are unique and extraordinary and that, by reason of her employment, she will acquire and have access to "Confidential Information," as defined in Section 4.5. Accordingly, Executive agrees that: (a) During the Term and the Restrictive Period, as defined below, Executive will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity. The term "Competitive Business Activity" shall mean:

                  (i) engaging in, or managing or directing persons engaged in any business engaged in by the TPG, Foamex Asia, the MFCD or Newco, or any of their subsidiaries, during the Term ("Competing Business"), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

                  (ii) acquiring or having an ownership interest in any entity that derives more than 10% of its gross revenues from any Competing Business Activity, except for ownership of 1% or less of the shares of any entity whose securities are freely tradable on an established market; or

                  (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) immediately above;

PROVIDED, HOWEVER, that notwithstanding anything to the contrary, the term "Competitive Business Activity" shall not include (i) any activities of KAI or of Executive in her capacity as an officer, director and shareholder of KAI, or
(ii) any activities competitive with any activities of KAI, it being understood that the activities referred to in clauses (i) and (ii) shall be subject to the agreement for the KAI Purchase Transaction (as hereinafter defined).

         For purposes of this Agreement, the term "Restrictive Period" shall mean the period beginning upon any termination of Executive's employment with the Company and ending on the date which is the second anniversary of such termination.


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         4.3.     NON-SOLICITATION. During the Term and the Restrictive Period,
Executive will not, either for her benefit or for the benefit of any other person or entity, directly or indirectly, solicit any contractor (other than KAI if it is not an affiliate of the Company)) or employee (other than the persons referred to in Section 3.3) of the Company or its affiliates, to terminate his or her employment or other relationship with the Company or its affiliates. During the Term and the Restrictive Period, unless the Company has a direct ownership interest in KAI, the Company will not, and will not permit any of its affiliates to, either for its benefit or for the benefit of any other person or entity, directly or indirectly, solicit any contractor or employee of KAI to terminate his or her employment or other relationship with KAI.

         4.4. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. By executing this Agreement, Executive acknowledges and agrees that the services to be performed by her as an employee of the Company are unique services, and that by reason of her employment she will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients. Accordingly, Executive hereby covenants that she will not at any time during her employment by the Company or any time thereafter, other than as required by law or legal process, reveal or divulge to any person, firm, corporation or other business entity or use for her own personal or business purposes any trade secrets or confidential information or confidential knowledge relating to the business or businesses of the Company, its affiliates or their respective clients including, without limiting the generality of the foregoing, any such information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademarks, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers (other than KAI for so long as Executive has a direct ownership interest in KAI), ultimate consumers or affiliates (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include information that (i) is, or becomes through no breach of Executive's obligations hereunder, generally known to the public; (ii) becomes known to Executive from sources other than the Company or its affiliates under circumstances not involving any breach of an agreement to which any such source is a party; (iii) except as is otherwise agreed in writing by KAI, is known to KAI from a source other than Executive; or (iv) was known to Executive prior to the Effective Date. As used in this Agreement, the term "affiliate" means each corporation or other business entity at any time directly or indirectly controlling, controlled by, or under common control with the Company, its successors or assigns. As used in this Agreement, the term "client" means any person, firm or corporation to whom more than a de minimis amount of goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time Executive learns of such person's, firm's or corporation's Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.

         4.5. CUSTOMER AND SUPPLIER SOLICITATION. During the Term and the Restrictive Period, Executive shall not on behalf of herself or any other person, including, but not limited to, KAI (unless KAI becomes an affiliate of the Company), divert, or attempt to divert any person, business or entity (other than KAI for so long as Executive has a direct ownership interest in KAI) from doing business with the Company, nor will Executive attempt to induce any such


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person, business or entity to cease being a customer of or supplier to the
Company. Notwithstanding Section 6.4 of this Agreement, following any assignment of this Agreement by the Company to Newco, the term "Company" shall mean, solely for purposes of Sections 4.2, 4.3, 4.4, and 4.5 of this Agreement and the enforcement of the provisions thereof, both the Company and Newco.

                                   ARTICLE V.

                                   TERMINATION

         5.1. TERMINATION BY THE COMPANY. The Company shall have the right to terminate Executive's employment and this Agreement at any time, with or without "Cause," subject only to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, "Cause" shall mean (i) continued and willful failure by Executive to perform in any material respect any of her material duties hereunder (other than due to Executive's Disability) which failure is not cured within thirty (30) days after written notice which specifically sets forth the nature of such failure is delivered to Executive by the Company; (ii) an act of gross misconduct by Executive against the Company, such as embezzlement, fraud, or misappropriation; or (iii) Executive's conviction by a court of competent jurisdiction of, or pleading guilty or no contest to, a felony.

         5.2. DEATH. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.

         5.3. DISABILITY. In the event that Executive shall suffer a Disability (as defined below), the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.6 hereof. For purposes of this Agreement, the term "Disability" means a physical or mental condition which prevents Executive from performing satisfactorily her duties hereunder for a period of at least 120 consecutive days or 150 days within any 365-day period.

         5.4. TERMINATION BY EXECUTIVE FOR GOOD REASON. This Agreement may be terminated by Executive (a) upon ninety (90) days prior notice to the Company for any reason other than Good Reason (as defined below) and (b) upon thirty
(30) days prior written notice to the Company at any time within ninety (90) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for termination, unless otherwise agreed to in writing by Executive: (i) a material diminution occurs in the duties or responsibilities of Executive, including but not limited to the Executive's being placed in a reporting relationship to anyone other than the Newco Board (following the IPO) or the Chairman of the Board (prior to the IPO), and such diminution is not cured within fifteen (15) days after written notice of the same is received by the Company; (ii) the Company's failure to pay compensation as required hereunder and (A) in the case of payments of salary, such failure occurs on more than two occasions and Executive has provided notice to the Board promptly following two such earlier occasions or (B) in any case, such failure is not cured within fifteen (15) days after written notice of the same is received by the Company; (iii) Executive is removed from the position of Chairman or Chief Executive Officer of any of the Divisions or Newco or is removed or not


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reelected as a director of Newco; (iv) any other material breach by the Company of this Agreement (including the Exhibits hereto) if such failure is not cured within fifteen (15) days after written notice of the same; (v) Executive's principal place of employment is moved to a location more than twenty-five (25) miles from its current location; or (vi) a liquidation or dissolution of the Company occurs; or (vii) the Company or Foamex L.P. (A) does not on or before October 31, 2002 enter into a binding agreement (which has been consented to by certain lenders to Foamex L.P.) to purchase KAI at a price of not less than six million dollars ($6,000,000), (the "KAI Purchase Transaction"), or (B) does not consummate the KAI Purchase Transaction and pay said purchase price in full on or prior to January 31, 2003.

         5.5.     EFFECT OF TERMINATION.

                  (a) In the event of termination of Executive's employment for any reason (including termination by either party upon the expiration of the Term if a new employment agreement is not entered into between the Company and Executive), the Company shall pay Executive (or her beneficiary in the event of her death) any Base Salary earned but not paid to Executive prior to the effective date of such termination, plus any earned, but unpaid Annual Bonus (including any Guaranteed Bonus) from any prior fiscal year and any unreimbursed expenses.

                  (b) In the event of a termination of Executive's employment by Executive for Good Reason, by the Company for reasons other than for Cause, death or Disability or upon termination by either party upon the expiration of the Term if a new employment agreement is not entered into between the Company and the Executive prior to said expiration("Expiration Event"), the Company shall pay to Executive, in addition to the amounts set forth in Section 5.5(a) hereof, (i) the amount of the Annual Bonus actually earned by Executive in respect of the fiscal year in which such termination occurs prorated to reflect the portion of such fiscal year occurring prior to such termination and payable at such time as such Annual Bonus would have been paid had such termination not occurred, but in any event an amount that is not less than the prorated amount of the Target Bonus; and (ii) a severance payment as follows: if such termination occurs during the first six months of the Term, such payment shall equal 0.5 times the sum of the Base Salary and Executive's Target Bonus; if such termination occurs between the end of the sixth month of the Term and the first anniversary of the Effective Date, the severance payment shall be increased on a pro-rata monthly basis up to 2.5 times the sum of the Base Salary and Executive's Target Bonus; if such termination occurs on or after the first anniversary of the Effective Date, the severance payment shall equal 2.5 times the sum of the Base Salary and Executive's Target Bonus; provided, however, (A) in the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability within 12 months following a Change in Control, Executive shall receive a severance payment equal to 2.99 times the sum of the Base Salary and Executive's Target Bonus, and (B) in the event of a termination upon the Expiration Event, Executive shall receive a severance payment equal to 2.0 times the sum of the Base Salary and Executive's Target Bonus.

                  (c) Executive's rights with respect to the Award following any termination of Executive's employment shall be governed by Exhibit B or Exhibit C, as applicable.


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                  (d)      Except as set forth in clause (i) of Section 5.5(b),
all payments due under this Section 5.5 shall be paid promptly after the termination of Executive's employment, and shall bear interest until paid at the rate specified in Rule 5004 of New York's Civil Practice Law and Rules, if such payments are not paid within sixty (60) days after such termination.

         5.6.     GROSS-UP PAYMENT.

                           (i)      If it is determined (as hereafter provided)
that (A) any payment (other than the Gross-Up Payment provided for in this Section 5.6) or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation pursuant to Exhibit B or Exhibit C to this Agreement, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), and (B) the aggregate value of all Payments to Executive is greater than the product of (x) 1.10, multiplied by
(y) the amount of Executive's "includible compensation" for purposes of Section 280G of the Code, multiplied by (z) 2.99, then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           (ii)     Subject to the provisions of Section 5.6(vi)
hereof, all determinations required to be made under this Section 5.6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company, which may be the Company's regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for the Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an


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"Underpayment"), consistent with the calculations required to be made hereunder.
In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5.6(vi) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

                           (iii)    The Company and Executive will each provide
the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5.6(ii) hereof.

                           (iv)     The federal, state and local income or other
tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

                           (v)      The fees and expenses of the Accounting Firm
for its services in connection with the determinations and calculations contemplated by Sections 5.6(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of her payment thereof.

                           (vi)     Executive will notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which she gives such notice to the Company and (ii) the date that any payment of an amount with respect to such claim is due. If the Company does not notify Executive in writing prior to the expiration of such period that it desires to contest such claim, then (a) such amount shall be treated as an Excise Tax subject to Section 5.6(i) with respect to which Executive shall be entitled to a Gross-Up Payment; and (B) the Company shall reimburse Executive for any accounting fees incurred by Executive with respect to responding to such claim. If the Company


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notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                           (A) provide the Company with any written records or documents in her possession relating to such claim reasonably requested by the Company;

                           (B)      take such action in connection with
         contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                           (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (D) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5.6(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5.6(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at her own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                          (vii)     If, after the receipt by Executive of an
amount advanced by the Company pursuant to Section 5.6(vi) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5.6(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 5.6(vi) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 5.6. If, after the receipt by Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 5.6, the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 5.6.

         5.7. FULL SETTLEMENT. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company's employee benefit plans.

         5.8. CHANGE IN CONTROL. For purposes of this Agreement, the term "Change in Control" shall mean:

                  (a) during the period beginning on the Effective Date and ending upon the effectiveness of any permitted assignment of this Agreement by the Company to Newco in connection with an IPO:

                           (i)      The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), PROVIDED, HOWEVER, that for purposes of this clause
(a) the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any corporation controlled by the Company, (3) any acquisition by any corporation pursuant to a transaction which complies with (A), (B) and (C) of clause (iii) of this Section 5.8(a); or

                           (ii)     Individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (iii)    The consummation of a recapitalization,
restructuring, exchange of equity for debt or debt for equity or a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Transaction"), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting form such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially, the same proportions as their ownership, immediately prior to such Business Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board (or considered as such in accordance with Section 5.8(a)(ii) hereof) at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Transaction; or

                           (iv)     The approval by the shareholders of the
Company of the Company of a complete liquidation or dissolution of the Company.

                  (b) during the period commencing with the Effective Date through the end of the Term:

                           (i)      The occurrence of any of the events
described in clauses (i)-(iv) of Section 5.8(a) in respect of Newco; PROVIDED, HOWEVER, that following the IPO any acquisition by the Company or any corporation or other entity controlled by the Company of 50% or more of the then outstanding shares of common stock or the then outstanding voting power of the then outstanding voting securities of Newco entitled to vote generally in the election of directors (including, without limitation, a "going private" transaction) shall not be deemed to be a Change in Control as long as such acquisition was approved by a majority of the directors of Newco who are not also directors of the Company; or

                           (ii)     At any time that the Company owns 50% or
more of, respectively, the then outstanding shares of common stock and the then outstanding voting power of the then outstanding voting securities of the Newco entitled to vote generally in the election of directors, the occurrence of any of the events described in clauses (i)-(iv) of Section 5.8(a) in respect of the Company; provided, however, that a Change in Control shall not be deemed to have occurred for purposes of this Agreement merely as a result of any circumstances arising in connection with a distribution by the Company of securities of Newco to the Company's shareholders or an offering of securities of Newco in the primary or secondary market.

         5.9.     OBLIGATIONS ABSOLUTE; WITHHOLDING.

                  (a) The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by, or any amounts payable to Executive reduced by, any circumstances, including without limitation
(i) Executive's receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of her employment under this Agreement, or (ii) any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else, including but not limited to any claim or defense that Executive failed to mitigate damages.

                  (b) All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

                                  ARTICLE VI.

                                  MISCELLANEOUS

         6.1. NO MITIGATION. Executive shall not be required to mitigate damages resulting from her termination of employment nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive from any other employer or any other amounts paid or payable to Executive.

         6.2. INDEMNIFICATION. In addition to all other rights Executive may have under the Company's and any subsidiary's articles and bylaws, under any director and officer liability policy or as a matter of law, the Company, for itself and on behalf of all subsidiaries, shall defend, indemnify and hold Executive harmless from and against any and all claims, demands, actions, proceedings, losses, damages, and expenses (including reasonable attorneys' fees and court costs) arising out of Executive's services as a director, officer and employee of the Company and its subsidiaries, to the fullest extent permitted under Delaware law. This Section 6.2 shall survive termination of this Agreement and Executive's employment with the Company for any reason whatsoever.

         6.3. REPRESENTATIONS. Each party hereby represents and warrants that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary action on its part, including, in the case of the Company, all requisite approval of its Board or an authorized committee thereof, and does not and shall not violate any indenture, agreement or other instrument to which such party or any of its affiliates is a party; PROVIDED, HOWEVER, that the KAI Purchase Transaction requires consent by certain lenders to Foamex L.P.

         6.4. RELEASE. Any obligations of the Company or Newco to Executive under this Agreement, including pursuant to Exhibit B or Exhibit C, following the termination of

Executive's employment by the Company without Cause or by Executive for Good Reason shall be contingent upon Executive's execution of a release of the Company, Newco and their respective officers, directors, shareholders and affiliates substantially in the form of Exhibit E hereto.

         6.5.     BENEFIT OF AGREEMENT; ASSIGNMENT; BENEFICIARY.

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company and its permitted successors and assigns which shall consist solely of any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged; PROVIDED HOWEVER, that except as set forth in the immediately following sentence no assignment shall relieve the Company of its obligations hereunder. Without limiting the generality of the foregoing, upon the occurrence of the IPO the Company may assign this Agreement and all of its rights and obligations hereunder to Newco and after such time (i) the Company will have no further obligations hereunder to Executive, except for amounts accrued prior to the date of such assignment and (ii) except as specifically set forth herein, all references under this Agreement to the Company shall be references to Newco. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

                  (b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger/consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         6.6. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if (i) personally delivered or (ii) if sent by facsimile transmission (with evidence of receipt) and by registered or certified mail, postage prepaid, with return receipt requested, addressed:
(a) in the case of the Company to Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19096, Attention: Vice President-Human Resources, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to (i) Virginia A. Kamsky at 563 Park Avenue, New York, New York 10021, or to such other address as Executive shall designate by written notice to the Company, and (ii) Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, fax: (212) 407-4990, attention: Andrew M. Ross, Esq./P. Gregory Schwed, Esq. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

         6.7. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the exhibits hereto) contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

         6.8. WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. The provisions of this Agreement may not be waived except by an instrument in writing signed by the party to be charged.

         6.9. HEADINGS. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         6.10. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

         6.11. AGREEMENT TO TAKE ACTIONS. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

         6.12. FEE REIMBURSEMENT. The Company will reimburse Executive for the reasonable and documented professional fees and expenses Executive incurs in connection with this Agreement (including any earlier letter agreement, whether or not executed), in an aggregate amount not to exceed $100,000.

         6.13. ARBITRATION; ATTORNEY'S FEES. Except for the right to seek an injunction with respect to breaches of Article 4 hereof, any dispute between the parties hereto in connection with or arising out of this Agreement or any of its terms and provisions (including the terms and provisions of Exhibit B and C)shall be submitted to arbitration in New York, New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. The arbitrators shall have the power to award attorneys fees and costs to the prevailing party, as such arbitrators may decide in their discretion.

         6.14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         6.15. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

         6.16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.


                                   FOAMEX INTERNATIONAL INC.


                                   By:  /s/ Marshall S. Cogan
                                        ---------------------------------------
                                        Name:   Marshall S. Cogan
                                        Title:  Chairman of the Board


                                        /s/ Virginia Kamsky
                                        ---------------------------------------
                                        Virginia Kamsky

                                                                       EXHIBIT A


Such entities as are listed on the schedule delivered by Executive to the Company under separate cover contemporaneously herewith.

                                                                       EXHIBIT B


                                    IPO AWARD

1.       DEFINITIONS

         Capitalized terms used but not defined in this Exhibit B shall have the meanings assigned to them in the Employment Agreement to which this Exhibit B is attached. Notwithstanding the foregoing, the following terms shall have the following meanings:

         (a) "COMMITTEE" means the Compensation Committee of the Board of Directors of Newco or, until such Compensation Committee is established, the Compensation Committee of the Board of Directors of the Company.

         (b)      "COMPANY" means Foamex International Inc.

         (c)      "EFFECTIVE GRANT DATE" means July 18, 2002.

         (d) "EMPLOYMENT AGREEMENT" means the Employment Agreement between Foamex International Inc. and Virginia Kamsky, dated September 10, 2002, to which this Exhibit B is attached.

         (e) "IMPLIED IPO VALUE" means the equity value of Newco based upon the IPO Offering Price without regard to the proceeds of the IPO, as determined pursuant to the offer price set forth on the cover page of the prospectus with respect thereto.

         (f) "INITIAL VALUE" means the value of Newco as of the Effective Grant Date, determined on a pro forma basis pursuant to the methodology by which such value is determined and set forth in a spreadsheet (the "Initial Determination") delivered to Executive under separate cover contemporaneously herewith, as adjusted on an appropriate and equitable basis for capital contributions by the Company or Foamex L.P. to Newco, or distributions of cash or other assets from Newco to the Company or Foamex L.P. (other than in the ordinary course of business for fair value), after the Initial Determination and prior to the IPO ("Capital Adjustments").

         (g) "IPO" means the first sale in an underwritten offering by Newco of Newco Common Stock pursuant to a registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended.

         (h)      "IPO DATE" means the date the IPO is consummated.

         (i) "IPO OFFERING PRICE" means the price per share of Newco Common Stock offered to the public in the IPO.

         (j) "NEWCO" shall mean the Divisions or have the meaning set forth in the Employment Agreement, as the case may be.

         (k)      "NEWCO COMMON STOCK" means the common stock of Newco.

2.       EQUITY AWARDS.

         (a)      RESTRICTED STOCK AWARD.

                  (i) If Executive is employed by Newco on the IPO Date, Executive shall be granted an award of restricted shares of Newco Common Stock ("Restricted Stock") equal in number to the result obtained by dividing (x) by
(y) where:

                           (x)    is equal to the product of five percent (5%)
(reduced to reflect the portion, if any, of the Long-Term Award exercised prior to such date) multiplied by the positive difference between the Implied IPO Value and the Initial Value.

                           (y)    is equal to the IPO Offering Price.

                  (ii) The restrictions with respect to one-third of the shares of Restricted Stock shall lapse on the first, second and third anniversary of the Effective Grant Date, such that all of the shares of Restricted Stock shall be 100% vested on the third anniversary of the Effective Grant Date; PROVIDED, HOWEVER, that the restrictions on any unvested shares of Restricted Stock shall lapse immediately in the event Executive's employment is terminated by the Company or Newco, as the case may be, without Cause, by Executive with Good Reason or as a result of the death or Disability of Executive.

                  (iii) Without the prior written consent of the Committee, Executive may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the shares of Restricted Stock, other than by will or by the laws of descent or distribution, at any time prior to the date the shares of Restricted Shares become fully vested.

         (b)      STOCK OPTION AWARD.

                  (i) If Executive is employed by Newco on the IPO Date, Executive shall be granted an option to acquire the number of shares of Newco Common Stock ("Stock Option") equal to the product of five percent (5%) (reduced to reflect the portion, if any, of the Long-Term Award exercised prior to such date) multiplied by the result obtained by dividing the Initial Value by the IPO Offering Price. The per share exercise price of the Stock Option shall be equal to the IPO Offering Price. Executive may elect to pay the exercise price in cash or by delivery of shares of Newco Common Stock that Executive has owned for at least six months or that Executive did not acquire, directly or indirectly, from Newco.

                  (ii) Unless the Stock Option expires earlier in accordance with the terms of this Exhibit B, the Stock Option shall expire on the tenth anniversary of the Effective Grant Date. One-third of the Stock Option shall vest on each of the first, second and third anniversaries of the Effective Grant Date, such that the Stock Option shall be 100% vested on the third anniversary of the Effective Grant Date; PROVIDED, HOWEVER, that the Stock Option shall become 100% vested immediately in the event Executive's employment is terminated by the Company or Newco, as the case may be, without Cause, by Executive with Good Reason or as a result of the death or Disability of Executive.

                  (iii) If Executive's employment with Newco is terminated by Newco without Cause or Executive terminates Executive's employment for Good Reason, the Stock Option shall remain exercisable for six months after such termination; PROVIDED, HOWEVER, that if Executive's employment with Newco terminates on account of Executive's death or Disability, the Stock Option shall remain exercisable by Executive or Executive's estate (as the case may be) for 12 months from the date of such termination. If Executive's employment terminates for any other reason (other than those set forth in the two preceding sentences), the unvested portion of the Stock Option shall be forfeited and the vested portion of the Stock Option shall remain exercisable for ninety (90) days after such termination.

                  (iv) Executive may elect at any time or from time to time to exercise the Stock Option as to any part of the shares of Newco Common Stock subject to the Stock Option prior to the full vesting of the Stock Option provided that Executive is employed by Newco at the time of such election. In the event Executive decides to make an election in accordance with the preceding sentence, (i) the shares of Newco Common Stock that Executive will receive upon making such election shall be subject to the same vesting schedule as the balance of the vesting schedule for the portion of the Stock Option with respect to which the election has been made, as set forth in Section 2(b)(ii) above; including the proviso at the end thereof; and (ii) Newco shall have the right, but not the obligation, to purchase all or a portion of the unvested (after giving effect to Executive's termination of employment upon the vested status of said shares) shares of Newco Common Stock that were subject to the Stock Option at the time Executive's employment with Newco terminates at a purchase price equal to the lesser of (a) the IPO Offering Price, or (b) the then current fair market value per share of Newco Common Stock, which right may be exercised upon written notice to Executive, at any time during the 15 day period commencing immediately after the termination of employment.

                  (v) Without the prior written consent of the Committee, Executive may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Stock Option other than by will or by the laws of descent or distribution.

3.       ADJUSTMENT; ANTI-DILUTION; REGISTRATION RIGHTS; ETC.

         (a) ADJUSTMENT. The IPO Award granted to Executive pursuant to this Exhibit B shall be subject to adjustment or substitution, as determined by the Committee in its good faith discretion, as to the number, price and/or kind of a share of Newco stock or other consideration subject to such award or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding stock of Newco or in the capital structure of Newco by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization after the date of grant of any such award or (ii) in the event of any change in applicable laws or the occurrence of an event or transaction which results in or would result in any substantial dilution or enlargement of the benefits intended to be made available pursuant to this Exhibit B.

         (b) ANTI-DILUTION. The parties acknowledge that it is contemplated that up to five percent (5%) of the equity in Newco may be awarded to other directors, officers or employees of Newco on or prior to the IPO Date. The IPO Award granted to Executive pursuant to this Exhibit B shall be adjusted to prevent dilution on account of any such awards granted on or prior to the IPO. Executive understands and acknowledges that Executive's IPO Award will be subject to dilution on the account of the IPO and otherwise from arm's length investments made in the ordinary course by third parties that are not affiliates of the Company, as well for Capital Adjustments.

         (c) REGISTRATION. Newco will register Executive's shares of Newco Common Stock on Form S-8, along with a Form S-3 reoffer prospectus, by the date which is six months following the later of (i) the first anniversary of the Effective Grant Date, or (ii) the IPO Date.

         (d) WITHHOLDING. Executive shall be required to pay Newco, and Newco shall be entitled to withhold from any other payment due Executive, the amount of any applicable withholding taxes in respect of the grant, exercise, transfer or payment of any award granted to Executive pursuant to this Exhibit B and to take such other actions as may be necessary or appropriate in the opinion of Newco to satisfy all obligations for the payment of such taxes; PROVIDED, HOWEVER, that Executive shall be given the opportunity to satisfy the withholding obligation in any reasonable manner, as determined by the Committee in good faith.

         (e) ADMINISTRATION. The IPO Award shall be administered, and any determinations required to be made with respect thereto shall be made, by the Committee; provided, however, that it is contemplated the IPO Award shall be issued under and governed by a stock incentive plan of Newco to be adopted in connection with the IPO; provided that in no event may such plan, as applicable to Executive, be contrary to the terms hereof or otherwise be materially adverse to Executive.

                                                                       EXHIBIT C


                                 LONG-TERM AWARD
1.       DEFINITIONS.

         Capitalized terms used but not defined in this Exhibit C shall have the meanings assigned to them in the Employment Agreement to which this Exhibit C in attached. Notwithstanding the foregoing, the following terms shall have the following meanings:

         (a) "COMMITTEE" means the Compensation Committee of the Board of Directors of Newco or, until such Compensation Committee is established, the Compensation Committee of the Board of Directors of the Company.

         (b)      "COMPANY" means Foamex International Inc.

         (c)      "EFFECTIVE GRANT DATE" means July 18, 2002.

         (d) "EMPLOYMENT AGREEMENT" means the Employment Agreement between Foamex International Inc. and Virginia Kamsky, dated September 10, 2002, to which this Exhibit C is attached.

         (e) "INITIAL DETERMINATION" shall have the meaning set forth in the definition of "Initial Value."

         (f) "INITIAL VALUE" means the value of Newco as of the Effective Grant Date, determined on a pro forma basis pursuant to the methodology by which such value is determined and set forth in a spreadsheet (the "Initial Determination") delivered to Executive under separate cover contemporaneously herewith, as adjusted on an appropriate and equitable basis for capital contributions by the Company or Foamex L.P. to Newco, or distributions of cash or other assets from Newco to the Company or Foamex L.P. (other than in the ordinary course of business for fair value), after the Initial Determination and prior to the IPO ("Capital Adjustments")..

         (g) "NEWCO" shall mean the Divisions or have the meaning set forth in the Employment Agreement, as the case may be.

         (h) "PERCENTAGE SHARE" shall equal 5%, subject to adjustment as set forth herein.

         (i) "SALE TRANSACTION" shall mean, whether in the form of a sale of stock, assets, or business, merger, consolidation or otherwise, and whether in one transaction or a series of transactions, (i) the sale of all or substantially all of the assets of Newco, other than a sale to the Company or any of its affiliates, or (ii) the sale by the Company or any of its affiliates of all or a majority of the stock of Newco.

         (j) "SETTLEMENT DATE" shall mean the last day of any fiscal quarter during which Executive elects to exercise any portion of the Long-Term Award.

         (k) "TOTAL NEWCO VALUE" as of any date shall be a dollar amount equal to the equity value of Newco as of such date, determined on a pro forma basis and in accordance with the methodology used in the Initial Determination, as adjusted as set forth in the definition of Initial Value, as determined in good faith by the Board.; PROVIDED, HOWEVER, that, in the event of the occurrence of a Public Offering (as hereinafter defined) within 180 days after Executive ceases to be employed by the Company or Newco as the result of Executive's employment being terminated by the Company or Newco without Cause or by Executive for Good Reason, "Total Newco Value" shall be equal to the Implied IPO Value (as defined in Exhibit B to the Employment Agreement) with respect to any portion of the Long-Term Award exercised on or after the date of the Public Offering.

2.       EXERCISE.

         (a) SINGLE PARTIAL EXERCISE PERMITTED. To the extent vested and exercisable, the Long-Term Award may be exercised in whole or in part, but not more than two partial exercises shall be permitted.

         (b) METHOD OF EXERCISE. Executive shall exercise the Long-Term Award by delivery of written notice of exercise to the Company, on such form and in such manner as the Committee shall in its reasonable discretion prescribe.

         (c)      RESTRICTIONS ON EXERCISE.

                  (i) The Long-Term Award, or any portion thereof, may be exercised by Executive by providing written notice to the Company during any fiscal quarter of the Company and the Long-Term Award shall then be automatically exercised to the extent elected by Executive as of the end of such fiscal quarter.

                  (ii) No portion of the Long-Term Award shall be exercised after, and any unexercised portion of the Long-Term Award shall expire and Executive shall have no further rights with respect thereto upon, the earlier of
(x) in the event Executive's employment terminates on account of Executive's death or Disability, the date 12 months from the date of such termination or (y) in the event of any other termination of Executive's employment, the date 180 days following such termination, and (z) July 17, 2007.

                  (iii) The Long-Term Award shall expire and cease to be exercisable upon the first sale in an underwritten offering by Newco of shares of Newco common stock pursuant to a registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended (a "Public Offering"), provided that Executive is employed by Newco on said date and has received the IPO Award.

                  (iv) In the event of the consummation of a "Sale Transaction," either the Board of Directors of the Company or Executive may direct that the Long-Term Award be canceled and settle the Long-Term Award as if the date of the consummation of Sale Transaction were a Settlement Date and as if the Long-Term Award was fully vested and exercisable; PROVIDED, HOWEVER, that if such Sale Transaction is only a partial sale of Newco then only that portion of the Long-Term Award equal to the portion of Newco sold through such Sale Transaction shall be so settled and the remainder shall continue in effect; PROVIDED, FURTHER, HOWEVER, that in the event that the consideration payable upon any Sale Transaction is payable in any form other than the current payment of cash, then, at the option of either the Company or Executive, in lieu thereof Executive shall be paid upon (and as a condition to) the consummation of such Sale Transaction an amount in cash equal to the value of such consideration as then mutually agreed upon by the Company and Executive.

3. EXERCISABILITY. One third of the Long-Term Award shall vest and become exercisable on each of the first three anniversaries of the Effective Grant Date; PROVIDED, HOWEVER, that the Long-Term Award shall become 100% vested and exercisable immediately in the event that Executive's employment is terminated by the Company without Cause, by Executive with Good Reason or as a result of the death or Disability of Executive.

4. PAYMENT UPON EXERCISE. Not later than the earlier of (x) the date of thirty (30) days after the Company's receipt of the determination of Total Newco Value in connection with the exercise of the Long-Term Award or any portion thereof or (y) the date ninety (90) days following such exercise of the Long-Term Award or any portion thereof, the Company shall pay to Executive an amount equal to the product of (a) the product of (i) the Percentage Share multiplied by (ii) the portion of the Long-Term Award Executive has elected to exercise, multiplied by
         (b) the excess of (x) Total Newco Value, determined as of the relevant Settlement Date over (y) the Initial Value.

5.       DEFAULT RULES CONCERNING TERMINATION OF EMPLOYMENT.

         (a) GENERAL RULE. Except as specifically set forth in this Section 5, any unexercised portion of the Long-Term Award shall terminate and no longer be exercisable upon Executive's termination of employment for any reason.

         (b) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY; QUIT WITH GOOD REASON. If Executive's employment with the Company is terminated by the Company without Cause or Executive terminates Executive's employment for Good Reason, the Long-Term Award shall remain exercisable for 180 days after such termination; provided, however, that if Executive's employment with the Company terminates on account of Executive's death or Disability, the Long-Term Award shall remain exercisable by Executive or Executive's estate (as the case may be) for 12 months from the date of such termination. If Executive's employment terminates for any other reason, the unvested portion of the Long-Term Award shall be forfeited and the vested portion of the Long-Term Award shall remain exercisable for ninety (90) days after such termination.

6. NONTRANSFERABILITY. The Long-Term Award shall not be assignable or transferable by Executive other than by will or by the laws of descent and distribution. During the lifetime of Executive, all rights with respect to the Long-Term Award shall be exercisable only by her.

7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC. If and to the extent specified by the Committee, all matters affecting the calculation of the amount to be paid upon exercise of the Long-Term Award (including without limitation the determination of Total Newco Value) shall be appropriately adjusted as the Committee may determine in good faith for any Capital Adjustments and otherwise in the same manner contemplated by Sections 3(a) and 3(b) of the IPO Award.

8. RIGHT OF DISCHARGE RESERVED. Neither the Long-Term Award nor this Exhibit C shall confer upon any person the right to continue in the employment of the Company or an affiliate or affect any right which the Company or an affiliate may have to terminate the employment of such person.

9. NO RIGHTS AS A STOCKHOLDER. Neither Executive nor other person shall have any of the rights of a stockholder of Newco or the Company with respect to the Long-Term Award or as a result of this Exhibit C.

10. ADMINISTRATION. Except as specifically set forth in this Exhibit C, the Long-Term Award shall be administered, and any determinations required to be made with respect thereto shall be made, by the Committee.

                                                                       EXHIBIT D



                         CURRENT KAI SALARY AND BENEFITS

Such individuals and description of material compensation and benefits are set forth on the schedule delivered by Executive to the Company contemporaneously herewith.

                                                                       EXHIBIT E



                                [Form of Release]